NOTE PAYMENT AGREEMENT

      This Note payment Agreement (the "Agreement") dated as of June 30, 2005, is made by and among MR3 Systems, Inc. (the "Company") and High Stakes Capital LLC ("HSC").

      Whereas, the Company and HSC wish to settle disputes relating to the Loan Agreement ("Loan Agreement") and Note ("Note"), each between the Company and HSC, dated as of October 7, 2003;

      Whereas, the Company and HSC acknowledge that the Note became convertible into shares of common stock of the Company on or before April 30, 2004;

      Whereas, in order to settle the dispute among the parties HSC has agreed to accept freely tradable shares of common stock of the Company as payments under the Note, as provided below;

NOW THEREFORE, it is hereby agreed as follows:

      1. As of June 30, 2005, the outstanding balance of principal and interest on the Note is $914,619.51.

      2. Beginning July 1, 2005, principal and interest on the Note shall be paid in twenty (20) equal monthly installments, of principal and interest, commencing on July 1, 2005 and continuing on the same day of each month thereafter. All payments by the Company under the Note shall be made, at the option of the Company, (a) in United States dollars in immediately available funds to an account specified by HSC, or (b) in shares of Common Stock of the Company valued at a per share conversion rate equal to the median closing price of MR3 common stock for the pervious month; provided that the Company shall only be entitled to make such payments in common stock if (a) the issuance of the shares to HSC has first been registered with the Securities and Exchange Commission ("SEC") and such registration statement has been declared, and remains, effective, or, (b) HSC can sell such shares pursuant to Rule 144. Notwithstanding anything contained herein to the contrary, the Company shall not be entitled to make payments to HSC hereunder if the issuance of shares of Common Stock to HSC would exceed the difference between (i) 9.99% of the outstanding shares of Common Stock of the Company and (ii) the number of shares of Common Stock beneficially owned by the HSC. For purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Regulation 13d-3 thereunder. The Conversion Shares limitation described in this Section 3.2 shall automatically become null and void without any notice to the Company upon the occurrence and during the continuance of an Event of Default, or upon 75 days prior notice to the Company

      3. If the Company exercises its option to pay the monthly installment in common stock of the Company as set forth in paragraph 2 above, HSC will deposit the shares received as payment under the Note into a mutually agreed brokerage account for orderly liquidation. Sales shall be made out of the account as directed by HSC, in an amount not to exceed the Rule 144 volume limitations. If the dollar amount received by HSC from sales of common stock over any 30 day period is less than the amount of the monthly installment due as set forth in paragraph 2 above, the Company shall deliver to HSC, within three
            (3) business days of receipt of notice to such effect, such difference in cash or additional shares of common stock (valued at a per share conversion rate equal to the median closing price of MR3 common stock for the pervious month), at the Company's option. The Company shall have the right to review the activity in such account on a monthly basis to verify sales amounts. In addition, if at the end of the payment schedule contemplated herein, the Note has not been paid in full, the Company shall deliver to HSC, either in cash, or shares, at its option, the amount of any shortfall in principal and interest paid on the outstanding balance of the Note.

      4. Upon issuance of any shares of common stock of the Company as payment of the Note as set forth above, such shares will have been, prior to issuance, duly and validly authorized, and will be validly issued, fully paid and nonassessable, and shall be free and clear of all encumbrances and restrictions.

      5. The Company shall (i) maintain its status as a reporting company under the 1934 Act, (ii) file with the SEC in a timely manner all reports and other documents required of the Company under the 1934 Act, and (iii) furnish to HSC upon request (A) a written statement by the Company that it has complied with the reporting requirements of the 1934 Act, (B) a copy of the Company's most recent Annual Report on Form 10-KSB or Quarterly Report on Form 10-QSB, and (C) such other information as may be reasonably requested in order to avail HSC of any rule or regulation of the SEC and of any other securities authority that permits the selling of restricted securities without registration.

      6. Beginning July 1, 2005, the interest rate on the Note will be 5%, provided that the Company is current in its payments and other obligations as set forth in paragraph 1 above, and in the Note and Loan Agreement. If the Company is delinquent in any payment or fails to meet any other condition in this agreement, Note or Loan Agreement, such event will constitute a default under the Note and Loan Agreement, and the penalty interest rate will apply as set forth the Note.

      7. If for any reason HSC is precluded from selling shares as contemplated by this Agreement because the shares are required to be registered under any state or federal law, rule or regulation, including the Securities Act of 1933 and any applicable Blue Sky Laws, the Company and HSC will enter into the Registration Agreement, in substantially the form attached hereto as Exhibit A, and register the shares for re-sale as provided in such agreement.

      8. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the Registration Agreement, and the performance of all obligations of the Company hereunder and thereunder, has been taken, and this Agreement and the Registration Agreement constitute the valid and legally binding obligations of the Company, enforceable in accordance with their terms.

      9. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      10. The Note and Loan Agreement are hereby amended as set forth above. Except as amended by the terms of this Agreement, all other terms of the Note and Loan Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the day and year first above written.


MR3 SYSTEMS, INC.

By /s/ Randall S. Reis
   -------------------
Randall S. Reis
Chairman

Address: 435 Brannan Street
         Suite 200
         San Francisco, CA 94107


High Stakes Capital LLC

/S/ THEODORE SWINDELLS
----------------------

Address: 11400 South East 8th Street
         Unit 420
         Bellevue, WA 98004